UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 17, 2006

Wave Wireless Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-25356	77-0289371
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

255 Consumers Road, Suite 500, Toronto, Ontario		M2J 1R4
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	416-502-3200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.01 Completion of Acquisition or Disposition of Assets.

On October 17, 2006, WaveRider Communications Inc., a wholly owned subsidiary of the Registrant, completed the sale of the operating assets related to its 900 MHz product line to VCom Inc.

Under the terms of the agreement, VCom acquired the operational assets related to WaveRider's 900 MHz product line, including all of the inventory, accounts receivable and capital assets. In addition, VCom acquired WaveRider's intellectual property, website, domain name, books and records, product manuals, marketing and technical materials, customer lists and sales contracts.
VCom Inc. was the primary contract manufacturer for WaveRider Communications Inc., prior to the completion of the asset purchase agreement.

Under the terms of the agreement, VCom agreed to a purchase price for the assets in the amount of $1,250,000. The purchase price was determined based on the acquisition of trade accounts receivable, in the amount of $592,000, inventory, in the amount of $467,000, capital assets, valued at $190,999, and goodwill and other intangibles at $1. The purchase price was adjusted for the change in the value of the accounts receivable and the inventory from the original valuation date and September 30, 2006, in the amount of $377,000. VCom, also, assumed responsibility for the cost of warranty support of WaveRider’s existing 900 MHz customer base and for certain WaveRider employees, related to the business.

The purchase price was paid and satisfied first in repayment to VCom of all amounts owing by Wave Wireless or its affiliates pursuant to the supply agreement between VCom and WaveRider, which amount was $1.552 million.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wave Wireless Corporation

October 20, 2006	By:	T. Scott Worthington

Name: T. Scott Worthington
Title: Vice President and CFO

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Exhibit Index

Exhibit No.	Description

10.1	Asset purchase agreement between VCom Inc., WaveRider Communications Inc. and Wave Wireless Corporation, dated Oct 17, 2006